EXHIBIT 10.5
SECOND AMENDMENT AND FIRST RESTATEMENT
OF THE UNITED BANKSHARES, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
          THIS SECOND AMENDMENT AND FIRST RESTATEMENT of the United Bankshares, Inc. Supplemental Executive Retirement Agreement is made this ___day of                     , 2008, provided, however, that all provisions applicable to compliance under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be effective as of January 1, 2005, by and between UNITED BANKSHARES, INC., a West Virginia bank holding company (the “Company”) and                      (the “Executive”).
          WHEREAS, the Company and Executive entered into the United Bankshares, Inc. Supplemental Executive Retirement Agreement as of                     , 200___(the “Agreement”); and
          WHEREAS, effective November 1, 2007 the Company approved a First Amendment to the Agreement; and,
          WHEREAS, the Company and Executive desire to enter into this Second Amendment and Restatement of the Agreement, as First Amended November 1, 2007 and as further amended and restated herein;
          NOW, THEREFORE, the Company and Executive mutually agree to amend and restate the Agreement as follows:
INTRODUCTION
          To encourage the Executive to remain an employee of the Company, the Company is willing to provide supplemental retirement benefits to the Executive. The Company will pay the benefits from its general assets. This Agreement is amended and restated for the purpose of complying with the requirements of Code § 409A (and notwithstanding any other provisions of this amended and restated Agreement, this amendment applies only to amounts that would not otherwise be payable in 2006, 2007 and 2008 and shall not cause (i) an amount to be paid in 2006 that would not otherwise be payable in such year, (ii) an amount to be paid in 2007 that would not otherwise be payable in such year, and (iii) an amount to be paid in 2008 that would not otherwise be payable in such year, and to the extent necessary to qualify under Transition Relief issued under said Code Section 409A, to not be treated as a change in the form and timing of a payment under section 409A(a)(4) or an acceleration of a payment under section 409A(a)(3), the Executive, by executing this Agreement, shall be deemed to have elected the timing and form of distribution provisions of Articles 2 and 3 of this amended and restated Agreement, and to otherwise further revise the Agreement.
AGREEMENT
          The Company and the Executive agree as follows:

Article 1
Definitions
          Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
          1.1 “Actuarial Equivalence” means the equivalent annual benefit computed using the mortality table (or other tabular table) specified in the Company’s United Bankshares, Inc. Pension Plan, as the same may be amended from time to time, for the purpose of determining a lump sum payout under such United Bankshares, Inc. Pension Plan and using an interest rate of six percent (6%).
          1.2 “Accrual Balance” means the amount of the accounting accrual determined as of the last business day of the immediately preceding fiscal year as reflected on the Company’s balance sheet for the Executive’s benefit to be paid hereunder.
          1.3 “Code” means the Internal Revenue Code of 1986, as amended.
          1.4 “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled, provided, however that in the case of determination by the carrier of any individual or group disability insurance policy covering the Executive, the Executive must meet one of the following requirements to be considered disabled:
a)	The Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

b)	The Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Company’s employees.
All provided that the definition of “Disability” hereunder meets the definition of “Disability” pursuant to Code Section 409A and applicable regulations thereunder. The Executive must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.
          1.5 “Early Retirement” means the Executive’s Termination of Employment, including by Disability or death, before attaining Normal Retirement Age.
          1.6 “Early Retirement Date” means the month, day and year in which Early Retirement occurs.

          1.7 “Effective Date” means                      2008; provided, however, that all provisions of this Agreement required to comply with Code § 409A and the regulations thereunder shall be effective as of January 1, 2005.
          1.8 “Final Pay” means the total annual base salary payable to the Executive at the rate projected to be in effect at Normal Retirement Age. To determine Final Pay as of the Normal Retirement Age, the total annual base salary for the complete calendar year preceding the date of determination shall be projected to the year including the Executive’s attainment of Normal Retirement Age and shall be projected with the salary scale used to determine the Accrual Balance as of the Company’s fiscal year end immediately preceding the date of determination. Final Pay shall not be reduced for any salary reduction contributions to: (i) cash or deferred arrangements under Section 401(k) of the Code; (ii) a cafeteria plan under Section 125 of the Code; or (iii) a deferred compensation plan that is not qualified under Section 401(a) of the Code.
          1.9 “Normal Retirement Age” means the Executive’s 65th birthday.
          1.10 “Normal Retirement Date” means the date on which Executive attains Normal Retirement Age.
          1.11 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.
          1.12 “Social Security Benefit” payable if applied for by the Executive at Normal Retirement Age shall mean the benefit which would be payable if applied for by Executive at Normal Retirement Age projected with the assumptions used to project Social Security amounts for the Accrual Balance as of the Company’s fiscal year end immediately preceding the date of determination.
          1.13 “Specified Employee” means, in the case of any Participant meeting the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12 month period ending on any Specified Employee Identification Date, which shall be December 31 of each calendar year, (or otherwise meeting the requirements applicable to qualification as a ‘Specified Employee’ under Code Section 409A and the regulations and guidance issued thereunder,) that such Participant shall, for purposes of this Plan, thereafter be a Specified Employee under this Plan for the period of time consisting of the entire 12-month period beginning on the Specified Employee Effective Date, and said Specified Employee Effective Date shall be the first day of the fourth month following the Specified Employee Identification Date.
          1.14 “Termination for Cause” See Article 5.
          1.15 “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, including but not limited to termination by reason of Disability or death, and other than by reason of a leave of absence approved by the Company, provided, however, that the employment relationship is treated as continuing intact while the Executive is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the individual’s right to reemployment with the Company is provided either by statute or by contract and provided further that if the period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period. In addition, notwithstanding any of the foregoing, the term “Termination of Employment” shall mean “Separation from Service” hereunder and such terms shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A and applicable regulations thereunder, including but not limited to (i) an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availablility to perform services after a purported termination of services or availability to perform services after a purported Termination of Employment or Separation from Service and (ii) in any instance in which such Executive is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Agreement and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan, (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans,”) then in such instance Executive shall only be considered to meet the requirements of a Termination of Employment or Separation from Service hereunder if such Participant meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Termination of Employment or Separation from Service under this Agreement which would otherwise apply, (iii) in any instance in which Executive is an employee and an independent contractor of the Company or any Affiliate or both the Executive must have a Separation from Service in all such capacities to meet the requirements of a Termination of Employment or Separation from Service hereunder, although, notwithstanding the foregoing, if Executive provides services both as an employee and a member of the Board of Directors of the Company or any Affiliate or both or any combination thereof, the services provided as a director are not taken into account in determining whether Executive has had a Termination or Employment or Separation from Service as an employee under this Agreement, provided that no plan in which such Executive participates or has participated in his capacity as a director is an Aggregated Plan and (iv) a determination of whether a Termination of Employment or Separation from Service has occurred shall be made in accordance with Treasury Regulations Section 1.409A-1(h)(4) or any similar or successor law, regulation of guidance of like import, in the event of an asset purchase transaction as described therein.
Article 2
Benefits During Lifetime
          2.1 Normal Retirement Benefit. Subject to the provisions of Article V, upon Termination of Employment, including but not limited to Termination of Employment by reason of death or Disability, on or after the Normal Retirement Age the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement; provided, however, in the event of the Executive’s death on or after the Normal Retirement Age, without

Executive having had a Termination of Employment prior to death, death benefits shall be paid in accordance with the provisions of Article 3.
                2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is 70 percent of the Executive’s Final Pay, reduced by:
a)	One hundred percent (100%) of the primary Social Security benefit payable (before earnings reduction) to the Executive or which would be payable if applied for by the Executive upon his Normal Retirement Age;

b)	the annual amount of benefits payable to the Executive upon his Normal Retirement Age (whether or not actually paid) from the Company’s qualified pension plan (the “Pension Plan”) on a single life annuity basis; and

c)	the annual amount of benefits payable to the Executive upon his Normal Retirement Age, on a single life annuity basis, attributable to the portion of the Executive’s account balances arising from employer contributions (but excluding the portion of such balances arising from employee salary reduction contributions) from the Bank’s Section 401(k) plan. The equivalent single life annuity basis of the appropriate account balance shall be determined using the Executive’s age at the date of determination and the mortality and interest rate assumptions defined in Actuarial Equivalence.
               2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Termination of Employment on or after Executive’s Normal Retirement Date; provided, however, that if Executive is a Specified Employee on such date of Executive’s Termination of Employment or Separation from Service, notwithstanding the foregoing or any other provision of this Agreement, the first such installment shall be paid on the date which is six months after such Termination of Employment or Separation from Service of Executive (other than by death,) with the equal monthly installments to continue on a monthly basis thereafter, (unless such Termination of Employment is by death in which case such installments shall commence with the month following the Executive’s date of death.) The annual benefit shall be paid to the Executive for a period of 15 years.
          2.2 Early Retirement Benefit. Subject to the provisions of Article V, upon Early Retirement, including but not limited to Early Retirement due to death or Disability, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.
               2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is 60 percent of the Executive’s Final Pay, reduced by:
(a)	One hundred percent (100%) of the primary Social Security benefit payable (before earnings reduction) to the Executive or which would be payable if applied for by the Executive upon his Normal Retirement Age;

(b)	the annual amount of benefits payable to the Executive upon his Normal Retirement Age (whether or not actually paid) from the Company’s qualified pension plan (the “Pension Plan”) on a single life annuity basis; and

(c)	the annual amount of benefits payable to the Executive upon his Normal Retirement Age, on a single life annuity basis, attributable to the portion of the Executive’s account balances arising from employer contributions (but excluding the portion of such balances arising from employee salary reduction contributions) from the Bank’s Section 401(k) plan. The equivalent single life annuity basis of the appropriate account balance shall be determined using the Executive’s age at the date of determination deferred to the Normal Retirement Age and the mortality and interest rate assumptions defined in Actuarial Equivalence.
               2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Early Retirement Date, provided, however, that if Executive is a Specified Employee on such date of Executive’s Termination of Employment or Separation from Service, notwithstanding the foregoing or any other provision of this Agreement, the first such installment shall be paid on the date which is six months after such Termination of Employment or Separation from Service of Executive (other than by death,) with the equal monthly installments to continue on a monthly basis thereafter, (unless such Termination of Employment is by death in which case such installments shall commence with the month following the Executive’s date of death ) The annual benefit shall be paid to the Executive for a period of 15 years.
          2.3 Disability Benefit. If the Executive terminates employment due to Disability the Normal Retirement Benefit under Section 2.1 shall be payable if the Termination of Employment or Separation from Service of Executive occurs on or after Normal Retirement Age, or the Early Retirement Benefit shall be payable under Section 2.2 if the Termination of Employment or Separation from Service of Executive occurs before Normal Retirement Age, all in lieu of any other benefit under this Agreement.
          2.4 Six Month Delay for Payment Upon Separation from Service Other than By Death of Specified Employee. Notwithstanding any other provision of this Agreement, no payment upon or based upon Separation from Service may be made under this Agreement before the date that is six months after the date of Separation from Service or, if earlier, the date of death, of Executive if Executive is a Specified Employee on Executive’s date of Separation from Service.
Article 3
Death Benefits
          3.1 Death During Active Service. If the Executive dies while in the active service of the Company, and is entitled to a benefit under Article 2 of this Agreement, the Company shall pay the same benefit payments and for the same period of time as provided in the Agreement to the Executive’s beneficiary in the amount that the Executive was entitled to as of the date of his death under said Article 2, except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.
          3.2 Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.
          3.3 Death After Termination of Employment But Before Payment of a Benefit Commences. If the Executive is entitled to a benefit under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the earlier of (i) the same time as they would have been paid to the Executive had the Executive survived or (ii) the first day of the month following the date of the Executive’s death.
Article 4
Beneficiaries
          4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.
          4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.
Article 5
General Limitations
          5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for:
a)	Gross negligence or gross neglect of duties;

b)	Commission of a felony or of a gross misdemeanor involving moral turpitude; or

c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.
          5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.
          5.3 Competition After Termination of Employment. The Company shall not pay any benefit under this Agreement if the Executive, at any time during the 12 calendar months following Termination of Employment and without the prior written consent of the Company (a) engages in or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any Competitive Enterprise; or (b) becomes interested in, directly or indirectly, as a proprietor, partner, officer, director, member, consultant or substantial stockholder, shareholder, or stakeholder, any Competitive Enterprise; provided, however, that this Section 5.3 shall not apply if the Executive’s Termination of Employment is for Good Reason or if there is a Wrongful Termination of Executive.
          For purposes of this Section 5.3, the following definitions shall apply:
a)	“Change of Control” means (i) a change of ownership of the Company which must be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)), or of direct or indirect “beneficial ownership” (as defined by Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or (ii) the failure during any period of two (2) consecutive years of individuals who at the beginning of such period constitute the Board for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors at the beginning of the period.

b)	“Competitive Enterprise” means any business, organization, company, corporation, partnership or business entity or enterprise of any type that (i) is or may be deemed to be competitive with any business carried on by the Company as of the date of Termination of Employment, and (ii) is conducted within a 50-mile radius of any Company location where Executive conducted or supervised or otherwise engaged in business of the Company.

c)	“Good Reason” means a Change of Control in the Company and as a direct result thereof prior to the expiration of thirty-six months after consummation of a Change of Control, there is: (i) a decrease in the total amount of the Executive’s base salary below its level in effect on the date of consummation of the Change of Control, without the Executive’s consent; or (b) a material reduction in the importance of the Executive’s job responsibilities, without the Executive’s consent; or (ii) a geographical relocation of the Executive to an office more than 50 miles from the Executive’s location at the time of the Change of Control, without the Executive’s consent.

d)	“Wrongful Termination” means Executive’s Termination of Employment by the Company for any reason other than Termination for Cause or the death or Disability of Executive prior to the expiration of thirty-six (36) months after consummation of the Change of Control.
Article 6
Claims and Review Procedures
          6.1 Claims Procedure. An Executive or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:
               6.1.1 Initiation — Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.
               6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
          In the case of a claim for benefits due to Disability, the Company shall notify the claimant of the Plan’s denial within a reasonable period of time, but not later than 45 days after receipt of the claim by the Company. This period may be extended by the Company for up to 30 days, provided that the Company both determines that such an extension is necessary due to matters beyond its control and notifies the claimant, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Company expects to render a decision. If, prior to the end of the first 30-day extension period, the Company determines that, due to matters beyond its control, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Company notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Company expects to render a decision. In the case of any extension hereunder, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least 45 days within which to provide the specified information.

               6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
a)	The specific reasons for the denial;

b)	A reference to the specific provisions of the Agreement on which the denial is based;

c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures;

e)	In the case of denial of a claim based upon Disability, a copy of any internal rule, guideline, protocol or similar criteria relied upon or a statement that such was relied upon and will be provided free of charge upon request; and

f)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
          6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:
               6.2.1 Initiation — Written Request. To initiate the review, the claimant, within 60 days (180 days for a claim based on the Executive’s Disability) after receiving the Company’s notice of denial, must file with the Company a written request for review.
               6.2.2 Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.
               6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
          For a claim involving Disability, the following rules shall apply: (i) the review will not give Executive’s deference to the initial adverse benefit determination and will be conducted by the Company or its designee, not including any individual who made the decision to deny benefits, nor the subordinate of such individual who made the decision to deny benefits, (ii) a health care professional with appropriate training and experience in the field of medicine involved and who is neither an individual who was consulted in connection with the denial nor the subordinate of such individual, will be consulted, and (iii) the denial will identify the medical or vocational experts whose advice was obtained in connection with the claim.

               6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days (45 days for a claim involving the Executive’s Disability) after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
          In the case of a denial involving a claim for benefits based upon the Executive’s Disability, the claimant will be provided a copy of any internal rule, guideline, protocol or similar criteria relied upon, or a statement that such was relied upon and will be provided, free of charge upon claimant’s request. The written decision on review shall be given to the claimant within the sixty (60) day (or, if applicable, the forty-five (45) day) or extended time limit discussed above. All decisions on review shall be final and binding with respect to all concerned parties.
               6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
a)	The specific reasons for the denial;

b)	A reference to the specific provisions of the Agreement on which the denial is based;

c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits;

d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a); and

e)	In the case of denial of a claim based upon Disability, a copy of any internal rule, guideline, protocol or similar criteria relied upon or a statement that such was relied upon and will be provided free of charge upon request.
Article 7
Amendments and Termination
          This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive, provided that with respect to a termination, no acceleration of any benefit shall be permitted hereunder except where the acceleration of the benefit is made pursuant to a termination and liquidation in a manner that would not constitute an impermissible acceleration under Code Section 409A pursuant to Treas. Reg. 1.409A-3(j)(4)(ix) or any similar or successor law, regulation or guidance thereunder of like import.

          Notwithstanding the previous paragraph in this Article 7, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits) and the Company may amend to comply with the provisions of Code Section 409A and the regulations thereunder or any similar or successor law of like import, all provided that (i) no such amendment shall be effective if it would, if effective, cause this Agreement to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount of compensation or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such amendment and (ii) the provisions of this Article 7 respecting amendment of this Agreement are irrevocable.
Article 8
Miscellaneous
          8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.
          8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment under state law or the terms of any applicable employment contract.
          8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
          8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.
          8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
          8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of West Virginia, except to the extent preempted by the laws of the United States of America.
          8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

          8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.
          8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:
a)	Establishing and revising the method of accounting for the Agreement;

b)	Maintaining a record of benefit payments;

c)	Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

d)	Interpreting the provisions of the Agreement.
               All actions and decisions of the Administrator regarding this Agreement shall be final, binding and conclusive upon all persons, subject to the Claims and Review Procedures provisions set forth in Article VI above.
          8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.
          8.11 Counterparts. This Agreement may be executed in one or more counterparts, which taken together shall constitute an original.
          IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:	COMPANY:

UNITED BANKSHARES, INC.

By

Title

BENEFICIARY DESIGNATION

UNITED BANKSHARES, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

I designate the following as beneficiary of any death benefits under this Agreement:
Primary: ____________________________________________________________________

_______________________________________________________________________________________

Contingent: _____________________________________________________________________________

________________________________________________________________________________________

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.
Signature
Date
Received by the Company this ___day of                     , 200     .
By
Title